Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, December 4, 2007
10:00 A.M. EST
BELO UPDATES INVESTMENT COMMUNITY AT ANNUAL UBS CONFERENCE
Management Provides Update on Operations and Progress of its Plan to
Create Separate Newspaper and Television Businesses
     NEW YORK — Belo Corp. (NYSE: BLC) presented today at the UBS 35th Annual Global Media and Communications Conference in New York City, providing an update on the Company’s operations and its plan to create separate newspaper and television businesses, along with updated guidance to the investment community on its fourth quarter 2007 financial outlook. The complete presentation by management is available immediately at Investor Relations at www.belo.com and a replay of the Webcast will be available at the same site by noon EST, 11:00 a.m. CST.
     Robert W. Decherd, Belo’s chairman and Chief Executive Officer, said, “Belo’s performance through the first nine months of 2007 provides the Company with real momentum as we approach the spin-off of the newspaper business and its related assets. We have seasoned senior leadership teams in place for both Belo Corp. and A. H. Belo Corporation and we are prepared to run both companies very aggressively.”
Spin-Off Progress
     Decherd summarized the progress of the spin-off:
•	After filing the Registration Statement with the SEC, Belo received comments in early November and will file an amendment responding to the SEC’s comments today.
•	A ruling from the IRS is pending to confirm the tax-free status of the transaction.
•	The ticker symbol for A. H. Belo Corporation will be AHC. The ticker symbol for Belo Corp. will remain BLC.
•	An extensive review of corporate costs is in progress.
•	The spin-off is expected to be completed in late January or early February 2008.
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Belo Updates Investment Community
December 4, 2007
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     Decherd commented, “We believe the decision to create two separate companies allows the management of each company to focus on the discrete opportunities available to each of these businesses. Each business will be more nimble and better able to allocate capital to compete and grow more effectively. Each company will have the ability to adjust compensation, benefits and incentive plans to more closely align the interests of management and employees with those of shareholders.
     “Creating two separate companies will give investors greater insights into each business and, over time, these investment characteristics should attract two distinct sets of investors. Both Belo and A. H. Belo have outstanding assets with balance sheets appropriate for their businesses and capable of supporting future growth and innovation.”
Financial Highlights First Nine Months of 2007
     Commenting on the Company’s financial performance through the first nine months of 2007, Decherd said, “Belo’s Television Group total revenue is up an impressive 2.2 percent through the first nine months of 2007 even as we cycled against $15.4 million of political revenue in the first nine months of 2006. This increase was led by strong gains in Dallas/Fort Worth, Houston and New Orleans. The Television Group has delivered three consecutive quarters of year-over-year revenue growth — which is rare in a non-political year. Local and national spot revenue were up 2.7 percent and 1.8 percent, respectively, through the first nine months of 2007. Television Group Internet revenue was up 40 percent through September 30 and represented 3.5 percent of total television advertising revenue, up from 2.6 percent last year.
     “Through the first nine months of 2007, The Dallas Morning News’ EBITDA increased 26 percent versus the same period in 2006 even as the newspaper industry continues to be challenged by a soft advertising environment. In fact, The Morning News has delivered double-digit EBITDA increases in each quarter of 2007. Newspaper Group Internet revenue was up 21 percent as of September 30 and represented 8.9 percent of total newspaper advertising revenue, up from 6.6 percent in 2006. Internet revenue comprised 9.4 percent of total newspaper revenue in the third quarter, nearing a double digit percentage.
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Belo Updates Investment Community
December 4, 2007
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     “Newspaper Group cash expenses were down 9 percent through the first nine months of 2007 due primarily to several transformational initiatives the Company has implemented. As a result, the Newspaper Group’s EBITDA margin has remained flat with 2006, a pretty remarkable story given the challenges newspapers are facing in general and the extremely negative economic conditions in Southern California, where we operate The Press-Enterprise in Riverside.”
Fourth Quarter Outlook
     Updating Belo’s fourth quarter outlook, Decherd said, “We expect television spot revenue excluding political to be up in the mid to high-single digits, which is an improvement from the expectation we noted in October. As we cycle against $31.6 million of political revenue in the fourth quarter in 2006, we expect total Television Group revenues to be down in the low to mid-single digit range, which is also an improvement from the decline we expected earlier.
     “The outlook for the Newspaper Group, after adjusting for the one less Sunday in the fourth quarter of this year, is to be down slightly more than what we’ve experienced during the first nine months of 2007.”
     Decherd also noted, “We are currently engaged in performing our annual impairment testing of goodwill and other intangible assets using the methodology prescribed by Statement of Financial Accounting Standards No. 142. Although our testing is not yet complete, based on preliminary estimates, the Company expects to record a non-cash impairment charge in the fourth quarter. Because we have not completed the impairment testing, we are unable to provide an estimate of the size of the charge at this time, but we do expect it to be significant from a reported GAAP earnings perspective. The Company expects to complete its annual impairment testing in connection with the issuance of its financial statements for the year ending December 31, 2007. Because this impairment will be a non-cash charge to earnings, it will not affect the Company’s liquidity, cash flows from operating activities or debt covenants, or have any impact on future operations.”
     “We expect fourth quarter operating expenses to be less than the prior year’s quarter after adjusting for anticipated expenses relating to the spin-off and the non-cash impairment charge,” added Decherd.
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Belo Updates Investment Community
December 4, 2007
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About Belo
     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,000 employees and approximately $1.6 billion in annual revenues, Belo operates in some of America’s most dynamic markets in Texas, the Northwest, the Southwest, the Mid-Atlantic and Rhode Island. Belo owns 20 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates six cable news stations and manages one television station through a local marketing agreement. Belo’s daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, and the fast-growing Hispanic market, including Quick and Al Día in Dallas/Fort Worth, and El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Corporate Communications, at 214-977-6835.
      Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenue, expenses, dividends, capital expenditures, investments, future financings, or other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
      Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the execution, timing, costs, consequences (including tax consequences), and other effects of the spin-off of the newspaper business of Belo; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and newsprint prices; newspaper circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures, and filings with the Securities and Exchange Commission (“SEC”) including the Annual Report on Form 10-K.